Digitiliti Announces Change in Officers and Directors

St. Paul, MN (October 16, 2008) – Digitiliti, Inc. (PINK:DIGI), announced that effective October 13, 2008, the Board of Directors accepted the resignation of Larry D. Ingwersen as a Board Member, President and Chief Executive Officer of the Company.  It also accepted the resignation of Roderick D. Johnson as Chief Operating Officer of the Company.  Also effective October 13, 2008, Laura Wenzel tendered her resignation as a member of the Board of Directors. Daniel J. Herbeck, Roy A. Bauer and Benno G. Sand were appointed to the Board of Directors to fill the vacancies left by the resignations of Mr. Ingwersen and Ms. Wenzel and the open board position.  Mr. Herbeck was also elected Chief Executive Officer and President of the Company.

Mr. Herbeck has over 25 years of financial, technical, sales, marketing and communication expertise, growing and expanding businesses in both the public and private sector.  He founded and developed successful startup businesses, and has a lengthy record of senior executive experience in publicly held firms.  As owner and President of Continental Technology Solutions, LLC since 2002, he specializes in strategic and operational development, technology infrastructure, process control, and M/A activity.  From 1999 to 2002, Mr. Herbeck was the CIO/CTO at US Bancorp Piper Jaffray, where he was responsible for management of technology for the $15.7 billion international investment banking and brokerage organization.  From 1996 to 1998, he was the Senior Technology Officer/Senior Operating Officer of the Equity Capital Markets at US Bancorp Piper Jaffray. Prior to US Bancorp Piper Jaffray, he held management positions at Marquette Banks/Pohlad Banking Group and First Bank System.

Mr. Bauer is CEO of Key Teknowledgy Corp., a global management consulting firm based in Wisconsin.  This corporation specializes in strategy, business transformation, and quality improvement services for international clients.   After a successful career with IBM, and as an author of three books on quality, strategy and organizational change, in 2001 Mr. Bauer joined Pemstar Inc., a global electronic, medical and optical devise contract manufacturer.  Mr. Bauer was appointed President, COO and Board Member of Pemstar in 2004, where he led a successful turn-around back to sustained profitability after three consecutive years of losses and a NASDAQ delisting.  He and his team accomplished the successful restructuring of the company in nine months, improving stockholder value by 400% over a two year period.  As a past member and Chairperson of the Board of Judges for the Malcolm Baldrige National Quality Award, Mr. Bauer brings exceptional practical leadership experience to the Company.

Benno G. Sand joined FSI International in 1982.  Headquartered in Chaska, Minnesota, USA, FSI is a global supplier of surface conditioning equipment and technology to the world’s leading integrated circuit (IC) and microelectronics manufacturers.  Mr. Sand was appointed Vice President of Finance in 1987 and has held his current position of Executive Vice President, Business Development and Investor Relations since January 2000. During his tenure at FSI, Mr. Sand has served in several executive financial management roles, including Executive Vice President, Chief Administrative Officer, Chief Financial Officer and Assistant Secretary.  Mr. Sand is a director of various FSI-owned United States and foreign subsidiaries as well as m•FSI LTD and MathStar, Inc.

Mr. Herbeck, Bauer and Sand’s appointments strengthen the Board in the areas of technology development, financial management, process management, worldwide operations, and information technology requirements.

For further information, see the Company’s 8-K Current Report dated October 13, 2008.

About Digitiliti, Inc.:

Digitiliti, based in St. Paul, Minnesota, is a pioneer and technology leader in the on-line data management business.  Digitiliti’s fast growth results from its focus on providing SMB/SME companies with enterprise class features and services that are easy to use.  Digitiliti services include comprehensive off-site data protection, on-demand user scalability, rapid file restoration and disaster recovery of data.

Forward Looking Statements:

This release contains forward-looking statement.  Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the pending matters and transactions considered by the Company may not proceed as contemplated.  These statements are made based upon current expectations that are subject to risk and uncertainty.  The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information.  Further discussion of risk factors can be found in the Company’s filings with the Securities and Exchange Commission at http://www.sec.gov.

Contacts:

Digitiliti, Inc.

Kris Caulfield, 651-925-3203

Or

Martin E. Janis & Company, Inc.

Bev Jedynak, 312-943-1123